Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
June 2, 2011	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
The Cooper Companies, Inc. 6140 Stoneridge Mall Road, Suite 590 Pleasanton, California 94588	Los Angeles Madrid Milan	Tokyo Washington, D.C.

Re:	Registration Statement on Form S-8 with respect to 1,830,000 shares of Common Stock, par value $0.10 per share, and associated rights to acquire Series A Junior Participating Preferred Stock

Ladies and Gentlemen:

We have acted as special counsel to The Cooper Companies, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of an aggregate of 1,830,000 shares of common stock of the Company, $0.10 par value per share (the “Shares”), issuable under the Company’s Amended and Restated 2006 Long-Term Incentive Plan for Non-Employee Directors (the “2006 Plan”) and Amended and Restated 2007 Long-Term Incentive Plan (the “2007 Plan” and together with the 2006 Plan, the “Plans”) and 915,000 rights (the “Rights”) to acquire an aggregate of 9,150 shares of the Company’s Series A Junior Participating Preferred Stock attached to the Shares to be issued pursuant to the Amended and Restated Rights Agreement dated as of October 29, 2007 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”). The Shares and associated Rights are included in a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 2, 2011 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

The Cooper Companies, Inc.

June 2, 2011

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients or when certificates representing the Shares (in the form of the specimen certificate most recently filed as an exhibit to the Registration Statement) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been issued by the Company against requisite payment therefor in the circumstances contemplated by the Plans, and assuming in each case that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares and associated Rights will have been duly authorized by all necessary corporate action of the Company and the Shares and associated Rights will be validly issued and the Shares will be fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

LATHAM & WATKINS LLP